Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 14, 2026

Relating to Preliminary Prospectus dated September 30, 2026

Registration Statement No. 333-299123

Interpace Biosciences Announces Preliminary Unaudited Third Quarter 2026 Revenue

●	Preliminary Q3 2026 revenue expected to range from $10.1 million to $10.4 million
●	Expected quarter-over-quarter growth of approximately 11% to 14% compared with Q2 2026
●	Expected year-over-year growth of approximately 15% to 18% compared with Q3 2025

PARSIPPANY, NJ, October 14, 2026 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCID: IDXG) today announced that it expects preliminary, unaudited revenue for the third quarter ended September 30, 2026 to range from $10.1 million to $10.4 million.

The expected revenue range represents an increase of approximately 11% to 14% compared with revenue of $9.1 million for the second quarter of 2026 and an increase of approximately 15% to 18% compared with revenue of $8.8 million for the third quarter of 2025.

The estimated revenue presented in this release is preliminary and unaudited, is based on information currently available to management, and remains subject to completion of the Company’s quarter-end closing procedures and review by the Company’s independent registered public accounting firm. Actual results may differ, including materially, from the range presented above. The Company expects to report complete financial results for the third quarter of 2026 at a later date.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine through specialized molecular diagnostic tests and related services. The Company’s commercialized thyroid tests include ThyGeNEXT® and ThyraMIR®v2, which are used together to support the evaluation of indeterminate thyroid nodules. For more information, please visit www.interpace.com.

Free Writing Prospectus

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this free writing prospectus communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 612-326-1305. You may also access the registration statement (including the prospectus) through the following link:

https://www.sec.gov/Archives/edgar/data/1054102/000149315226045187/forms-1a.htm

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws, including statements regarding the Company’s expected revenue for the third quarter of 2026 and the timing of its complete financial results. These statements are based on management’s current expectations and information available as of the date of this release and are subject to risks, uncertainties, closing adjustments and other factors that could cause actual results to differ materially. Such factors include those described under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. The preliminary, unaudited financial information in this release has not been reviewed by the Company’s independent registered public accounting firm and is subject to change as the Company completes its quarter-end closing and review procedures. The Company’s expected revenues for the third quarter of 2026 may not be indicative of the Company’s net income for such period or for full year results. Readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Contacts

Investor Relations

Interpace Biosciences, Inc.

(855) 776-6419

Info@Interpace.com

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